Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation
Acirca, Inc.	Delaware
AMI Operating, Inc.	Texas
Arrowhead Mills, Inc.	Delaware
Avalon Holding Corporation	Delaware
Avalon Natural Products, Inc.	California
Celestial Seasonings, Inc.	Delaware
Churchill Food Products Limited	United Kingdom
Daily Bread Ltd.	United Kingdom
Dana Alexander, Inc.	New York
Danival SAS	France
Deboles Nutritional Foods, Inc.	New York
ENV Lebensmittel GMBH	Germany
GG UniqueFiber AS	Norway
General Therapeutics, Inc.	Delaware
Grains Noirs SA	Belgium
HC Holding BVBA	Belgium
Hain-Celestial Canada, ULC	Nova Scotia
Hain Celestial Europe B.V.	Netherlands
Hain Celestial UK Limited	United Kingdom
Hain Europe NV	Belgium
Hain Frozen Foods UK Limited	United Kingdom
Hain Gourmet, Inc.	Delaware
Hain Holdings UK Limited	United Kingdom
Hain Pure Food Co., Inc.	California
Hain Refrigerated Foods Inc.	Delaware
Hain Yves, Inc.	Delaware
Health Valley Company	Delaware
Jason Natural Products, Inc.	California
Kineret Foods Corporation	New York
Lima S.A.R.L.	France
Lima SA/NV	Belgium
Little Bear Organic Foods	California
Natumi AG	Germany
Natural Nutrition Group, Inc.	Delaware
nSpired Natural Foods, Inc	Delaware
Queen Personal Care, Inc.	Delaware
Spectrum Organic Products, LLC	California
TenderCare International, Inc.	Colorado
Terra Chips, B.V.	Netherlands
W.S.L. NV	Belgium
Westbrae Natural Foods, Inc.	California
Westbrae Natural, Inc.	Delaware
Yves Fine Foods Inc.	Nevada
Zia Cosmetics, Inc.	California